Exhibit 10.39

AGILENT TECHNOLOGIES, INC.

1999 STOCK PLAN

AWARD AGREEMENT (RESTRICTED STOCK)

THIS AGREEMENT, dated                     , the (“Grant Date”) between Agilent Technologies, Inc., a Delaware corporation (the “Company”), and                     , employee number                      (the “Awardee”) is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Agilent Technologies, Inc. 1999 Stock Plan, as amended and restated effective November 18, 2003, (the “Plan”), and a description of the terms and conditions of the Plan is set forth in the U.S. Plan prospectus (the “Prospectus”). A copy of the Prospectus is attached, and is also available at http://stockoptions.corporate.agilent.com. A copy of the Plan document can be viewed at http://stockoptions.corporate.agilent.com. Both the Plan and the Plan prospectus will also be available upon request ; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate(s) determined that the Awardee shall be granted restricted stock under the Plan as hereinafter set forth;

NOW THEREFORE, the parties hereby agree that the Company grants the Awardee                      shares of the Company’s $0.01 par value voting common stock (the “Stock”), subject to the restrictions stated below and in accordance with the terms and conditions of the Plan.

1.	This Stock is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.

2.	The Stock or rights awarded hereunder may not be be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process until the Stock becomes vested in accordance with the vesting schedule set forth below.

3.	The period of time between the date hereof and the date that the Stock becomes vested is referred to herein as the “Restriction Period.” If the Awardee’s employment with the Company is terminated for any reason other than retirement due to age or permanent and total disability prior to the lapse of the Restriction Period, all unvested Stock granted hereunder shall be forfeited by the Awardee, and ownership transferred back to the Company.

4.	Subject to accelerated vesting upon the occurrence of certain events as set forth in the Plan, and so long as the Awardee retains status as an Awardee Eligible to Vest as such term is defined in the Plan, the Stock will vest in whole or in part, and accordingly the Restriction Period will lapse, in accordance with the following vesting schedule:

An Awardee loses status as an Awardee Eligible to Vest when certain events occur, including but not limited to termination of employment with the Company or transfer of employment from the Company.

5.	All rights of the Awardee in the Stock, to the extent that it has not vested and the Restriction Period has not lapsed, shall terminate when the Awardee loses status as an Awardee Eligible to Vest, except where such status is lost due to retirement due to age or permanent and total disability.

6.	If the Awardee ceases to be an Awardee Eligible to Vest as a result of his retirement due to age, in accordance with the Company’s U.S. retirement policy, or total and permanent disability the Stock shall continue to vest, provided the following conditions are met:

(i)	Awardee shall not render services for any organization or engage directly or indirectly in any business, which, in the opinion of the Plan Administrator, competes with, or is in conflict with the interest of, the Company;

(ii)	Awardee shall not, without prior written authorization from the Company, use in other than the Company’s business, any confidential information or material relating to the business of the Company, either during or after employment with the Company;

(iii)	Awardee shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by Awardee during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries; and

(iv)	Awardee shall render, as an independent contractor and not as an employee, such advisory or consultative services to the Company as shall be reasonably requested by the Company, consistent with the Awardee’s health and any employment or other activities in which the Awardee may be engaged.

GRANT (RESTRICTED STOCK)

7.	All certificates representing any shares of Stock of the Company subject to the provisions of Award Agreement shall have endorsed thereon the following legend: “The shares represented by this certificate are subject to an agreement between the Corporation and the registered holder, a copy of which is on file at the principal office of the Corporation.”

8.	The certificates representing any shares of Stock of the Company subject to the provisions of this Award Agreement shall be held by the Company as Escrow Agent in this transaction. Alternatively, the Stock may be held in a restricted book entry account in the name of the Awardee. Such certificate or such book entry shares are to be held by the Escrow Agent until the expiration of the Restriction Period.

9.	During the Restriction Period, the Awardee shall have all the rights of a shareholder with respect to the Stock except for the right to transfer the Stock as set forth in paragraph 2 herein. Accordingly, the Awardee shall have the right to vote the Stock and to receive any cash dividends paid to or made with respect to the Stock.

10.	Awardee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Stock hereunder.

11.	By accepting the grant of Stock, Awardee acknowledges and agrees that: (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) the grant of the Stock is a one-time benefit which does not create any contractual or other right to receive future grants of stock, stock options, or benefits in lieu thereof; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when stock or stock options shall be granted, the maximum number of shares subject to each grant, the option price and the time or times when each Award shall vest or be exerciseable, will be at the sole discretion of the Company; (iv) participation in the Plan is voluntary; (v) the value of the Stock is outside the scope of Awardee’s employment contract, if any; (vi) the value of the Stock is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) the vesting of Stock ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility to vest for any reason, except as may otherwise be explicitly provided in the Plan document or this Agreement; (viii) if the underlying stock does not increase in value, the Stock will have no value, nor does the Company guarantee any future value; (ix) no claim or entitlement to compensation or damages arises if the Stock does not increase in value and Awardee irrevocably releases the Company and its subsidiaries from any such claim that does arise.

12.	For the exclusive purpose of implementing, administering and managing Awardee’s Stock, Awardee consents to the collection, receipt, use, retention and transfer, in electronic or other form, of his or her personal data by and among the Company, its subsidiaries, affiliates and third party vendors. Awardee understands that personal data, including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, job and payroll location, data for tax withholding purposes and shares of stocks awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of Awardee’s stock options and Awardee expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). Awardee understands that these recipients may be located in Awardee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Awardee’s country. Awardee understands that data will be held only as long as is necessary to implement, administer and manage Awardee’s Stock. Awardee understands that he or she may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s legal department representative. Awardee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to accept an Award under the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee may contact the Company’s local legal department representative.

13.	The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware. Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California.

14.	Neither the Plan nor this Award Agreement nor any provision under either shall be construed so as to grant the Awardee any right to remain in the employ of the Company or any of its subsidiaries, and it is expressly agreed and understood that employment is terminable at the will of either party.

15.	By accepting the grant of Stock evidenced hereby, the Awardee and the Company agree that the Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Awardee has reviewed the Prospectus and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Stock and fully understands all provisions of the Prospectus and Award Agreement. Awardee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.

16.	The Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement.

17.	The Awardee acknowledges that he or she may be executing part or all of the Award Agreement in English and agrees to be bound accordingly.

GRANT (RESTRICTED STOCK)

Agilent Technologies, Inc.

By
Awardee		Edward W. Barnholt
«FIRST_NM» «LAST_NM»		Chairman, President and Chief Executive Officer
«EMPL NUM»

By
D. Craig Nordlund
Senior Vice President, General Counsel and Secretary

Please fax all pages to Shareholder Records, fax number: (650) 752-5734 or (650) 752-5741

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

GRANT (RESTRICTED STOCK)

Award Rejection

(Sign and send this only if you wish to reject your Award)

I do not want to receive this Award and hereby reject it.

Awardee

«FIRST_NM» «LAST_NM»
«EMPL_NR»

Please fax all pages to Shareholder Records, fax number: (650) 752-5734 or (650) 752-5741

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

GRANT (RESTRICTED STOCK)